Smart Balance Signs Definitive Agreement to Acquire Udi’s Healthy Foods, LLC

Leading Brand in Gluten-Free Bread & Baked Goods

Transaction Will Diversify Health and Wellness Food Platform & Accelerate Growth

Paramus, N.J. (May 31, 2012) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced it has signed a definitive agreement to acquire Udi’s Healthy Foods, LLC (Udi’s) for $125 million in cash from majority shareholder Hubson Acquisition, LLC, an affiliate of E&A Industries based in Indianapolis, the family of founder Udi Bar-on, and other minority holders. The acquisition will be treated as an asset purchase for tax purposes. As a result, the Company expects to realize future tax benefits with a present value of approximately $22 million¹, resulting in an effective purchase price of approximately $103 million.

Based in Denver, CO, Udi’s markets gluten-free products under the “Udi’s Gluten Free Foods” brand in the retail market, and since mid-2011, food service channels. Udi’s is a leading brand in gluten-free bread and baked goods. In addition, Udi’s markets other gluten-free products including frozen pizza and granola. In the twelve month period ended March 31, 2012, Udi’s sales doubled to $60.9 million.

Transaction Highlights:

•	Smart Balance has agreed to pay Hubson Acquisition, LLC, an affiliate of E&A Industries, the family of founder Udi Bar-on, and other minority holders a total of $125 million in cash, subject to customary adjustments.
•	The acquisition will be treated as an asset purchase for tax purposes. As a result, Smart Balance expects to realize future cash tax benefits with a present value of approximately $22 million¹, resulting in an effective purchase price of approximately $103 million.
•	The acquisition, as well as the refinancing of existing outstanding debt, will be financed with the proceeds of a new $280 million senior secured credit facility, which will include a $40 million revolver.
•	The Company expects to close the transaction in July, at which point it expects long-term debt to be approximately $240 million.
•	After Smart Balance closes the transaction and determines the final allocation of the purchase price to the assets acquired, including amortizable intangibles, as well as the terms of the financing, the Company plans to be in a position to provide its financial outlook for Udi’s in connection with its Q2-2012 Earnings Report.
•	For 2013, the Company expects the transaction to be accretive to cash EPS².

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Commenting on the announcement, Chairman and Chief Executive Officer Stephen Hughes stated, “We are excited to add Udi’s Healthy Foods to our portfolio of health and wellness brands. Udi’s has built a strong brand with a very loyal following in gluten-free bread, which includes over 1,000,000 ‘Friends of Udi’s’ social marketing followers. Udi’s leading bread and bakery portfolio is the perfect complement to Glutino’s wide range of grocery products. With this transaction, we will offer the most comprehensive portfolio of gluten-free products to address one of the fastest growing categories in the food industry. This portfolio of gluten-free brands and products will enable us to offer all retailers in North America a one stop strategic partner to address the growth in gluten-free.”

Commenting on the transaction, E&A Industries Partner and CEO of Udi’s Healthy Foods Devin Anderson stated, “This is an excellent development for the Udi’s organization, as it represents an outstanding opportunity to bring together two companies which share similar corporate visions, principles and growth objectives committed to meeting consumer needs. We are proud of our grassroots, digital and social media strategies that engaged consumers to help Udi’s grow from $4.3 million in net sales in 2009 to an annualized run-rate of $72.4 million in net sales, based on first quarter 2012 results. Combining our organizations will allow Udi’s to continue on its significant growth path and leverage Smart Balance’s strategic leadership. We look forward to working together to grow its health and wellness platform and are confident the Udi’s business will thrive under Smart Balance’s direction.”

Furthermore, Mr. Hughes stated, “This acquisition will be transformational to our company, as it will position Smart Balance as a leader in gluten-free, accelerate our growth rate, and further diversify our mix toward high-growth natural brands. The gluten-free category is now a cornerstone strategy within our corporate vision of creating a health and wellness platform that addresses highly-motivated consumer need states. As our Smart Balance®, Earth Balance® and Bestlife™ brands address the health and wellness needs of consumers, Udi’s and Glutino address a specific dietary need by eliminating gluten in foods that certain consumers have to avoid for health reasons.”

“We see future revenue growth opportunities and cost synergies throughout our entire organization as a result of this acquisition. With this acquisition, we believe our sales, marketing and product development capabilities we are leveraging with Glutino will help Udi’s continue on its remarkable growth trajectory. We look forward to partnering with our new colleagues from Udi’s to become the experts in gluten-free products and create a truly comprehensive gluten-free solution for retailers and consumers,” Mr. Hughes remarked.

“Regarding Glutino,” Mr. Hughes concluded, “we are beginning to see benefits associated with the consolidation of this acquisition and, while reduction of distributor inventory impacted our sales to customers in the past two quarters, inventory levels are now stable. As expected, Glutino net sales are now tracking retail sales.”

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Citigroup acted as exclusive financial advisor to Smart Balance in connection with the acquisition. Fried Frank Harris Shriver & Jacobson LLP served as legal counsel to Smart Balance. BMO Capital Markets and Citigroup will act as joint-lead arrangers in financing the transaction.

BofA Merrill Lynch acted as exclusive financial advisor to Udi’s Healthy Foods and Bose McKinney & Evans served as legal counsel.

Smart Balance will host a conference call on June 1, 2012 at 9:30 a.m. ET to further discuss this announcement and review a Power Point presentation on the investor section of its website. The dial in number is 1-800-862-9098 from the United States or 1-785-424-1051 from elsewhere. The conference ID is BALANCE. A simultaneous audio webcast will be available at www.smartbalance.com.

¹ Tax benefit with a PV of $22 million assumes a 40% tax rate for a period of 15 years and an 11% WACC.

² Cash EPS is defined as GAAP EPS plus incremental amortization of intangibles and depreciation related to the Udi’s transaction.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including (i) the Company’s ability to: maintain and grow those revenues derived from our Smart Balance® buttery spread products from which we generate a substantial portion of our revenues; maintain margins during periods of commodity cost fluctuations; introduce and expand distribution of our new products; meet marketing and infrastructure needs; respond to changes in consumer demand; respond to adverse publicity affecting the Company or industry; maintain our performance during difficult economic conditions; comply with regulatory requirements; maintain existing relationships with and secure new customers; continue to rely on third party distributors, manufacturers and suppliers; successfully integrate and operate the Glutino business and realize the expected benefits of the Glutino acquisition; operate outside of the U.S.; successfully maintain relationships with the co-packers for our Glutino® and Gluten-Free Pantry® products; grow net sales in a competitive environment and with increasingly price sensitive consumers; and maintain volume in light of price increases stemming from rises in commodity costs; (ii) the Company’s ability to successfully integrate and operate the Udi’s business and realize the expected benefits of the Udi’s acquisition; potential changes to future tax rates; the possibility that the transaction may not be consummated in a timely manner, or at all, including as a result of difficulty obtaining required regulatory approvals or third party consents; unexpected costs, charges, liabilities, or expenses resulting from the transaction; the cost of financing the transaction may be greater than the Company anticipates; potential adverse reactions or changes in business relationships resulting from the announcement or completion of the transaction; and the possibility that Udi's growth may occur at a rate less than the Company anticipates; and (iii) those other risks and uncertainties set forth in the Company’s filings with the SEC.

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About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting, solution-driven products in every category it enters.  The Company’s health and wellness platform consists of four brands that target specific consumer needs:  Smart Balance for heart healthier diets; Glutino for gluten-free diets; Earth Balance for plant-based diets; and Bestlife for weight management.  The Company markets the Smart Balance line of products, which avoids trans-fats naturally and balances fats and/or reduces saturated fats, such as Smart Balance® Buttery Spreads and Enhanced Milks.   The Company’s Glutino brand is a trusted pioneer and leader in the gluten-free category, with a wide variety of great-tasting gluten-free foods consumers trust across a number of product categories, such as Glutino® Pretzel Twists and Breakfast Bars.  The Company markets the Earth Balance line of non-GMO plant-based products, which include Earth Balance® Buttery Spreads, Nut Butters and Soy Milks.  The Company also markets weight management products under the Bestlife brand, which include Bestlife™ Buttery Spreads and Sticks.   For more information about Smart Balance, Inc., please visit www.smartbalance.com.

About Udi’s Healthy Foods, LLC

Udi’s Healthy Foods LLC (Udi’s) is a leader in the fast growing market for gluten-free foods in North America. Udi’s markets a diversified and growing range of gluten-free products under the well recognized Udi’s Gluten Free Foods brand in the retail market, and since mid-2011, food service channels. Udi’s Gluten Free Foods is a leading brand in gluten-free bread and bakery products. In addition, Udi’s markets other gluten-free products in the frozen pizza and granola categories.

About E&A Industries, Inc

E&A Industries partners Al Hubbard and Devin Anderson have a long history of acquiring and growing companies throughout North America and Europe. E&A is not a private equity firm, but experienced operators who partner with small business owners to create long term capital appreciation through sales and marketing expertise, disciplined management and organic growth.

Media Contact:	Investor Contact:
Brent Burkhardt	Carole Buyers, CFA
TBC Public Relations	Senior Vice President Investor Relations
bburkhardt@tbc.us	& Business Development
410-986-1303	Smart Balance, Inc.
cbuyers@smartbalance.com
303-652-0521 x152

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Non Financial Contact:

Devin Anderson

CEO E&A Industries

danderson@eaindustries.com

317-684-3150 x105

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